Exhibit 99.1


               LION Announces Third Quarter 2006 Financial Results

     SEATTLE--(BUSINESS WIRE)--Nov. 2, 2006--LION, Inc. (OTCBB:LINN), a leading provider of online lead generation and advanced business solutions that streamline the mortgage loan fulfillment process, today reported total revenue of $3,327,000 for the third quarter ended September 30, 2006, compared to $3,537,000 for second quarter 2006 and $4,020,000 for the same period in 2005. The Company recorded a net loss for third quarter 2006 of $215,000 or ($.01) per share, compared to a net loss of $535,000 for second quarter 2006 and net income of $213,000 for the same period in the prior year. The Company booked a net loss of $936,000 or ($.02) per share, for the first nine months of 2006 compared to a loss of $115,000 for the same period a year ago. Included in the Company's net loss for the first nine months of 2006 were non recurring expenses and fees totaling $389,000 recorded in second quarter. The potential claim reported in the second quarter, for which $170,000 including legal fees was accrued, has been settled with no additional expense recorded in the third quarter.

     The Company ended the quarter with $4.3 million in cash inclusive of cash, cash equivalents, short term investments and restricted funds.

     "Our third quarter revenue fell short of our expectations due largely to a decline in overall mortgage origination and its impact on the variable revenue streams we generate," stated Randall D. Miles, Chairman & CEO of LION, Inc. "Despite falling Treasury and mortgage yields in the quarter, mortgage loan production generated by our customers continued to decline. Housing and mortgage markets are under pressure and have increased short term volatility in our business, particularly in our Capital Markets business unit, which is sensitive to loan origination volume.

     "Highlights in the quarter included our second consecutive quarter of revenue growth in PrecisionMTS, the outgrowth of the success we continue to experience in winning new customers. A robust fulfillment backlog provides visibility to sustainable accelerating increases in revenue for this product and we expect that the previously announced hiring of a National Sales Manager will further enhance market penetration.

     "Mortgage 101 revenues decreased in the quarter, but were 9% higher year to date compared to last year. While lead generation is, and will continue to be, an important source of revenue for Mortgage 101, we are initiating a number of other consumer services to better leverage our existing consumer traffic to increase transactional and advertising revenue streams. A more robust consumer finance platform is expected to include automobile financing, insurance, real estate applications, credit cards and other consumer services. We are actively negotiating with several potential partners in these consumer verticals to serve as the backbone of that expansion. As part of this endeavor, we are evaluating a major site redesign to accommodate a broader range of consumer offerings and additional advertising opportunities.

     "While the steps we have taken over the last two years have enabled us to buffer some of the challenges that exist in the current real estate environment, particularly when compared to many of our competitors, we are not satisfied with our financial results and believe that as the initiatives we have undertaken continue to take root, we will once again restore revenue growth and earnings momentum. Key advances in PrecsionMTS and Mortgage 101 are attracting new customers and partners that when combined with an expectation of organic growth and expansion of our consumer finance platform should be a catalyst for future growth."

     2006 Third Quarter Highlights

     Leads

     -- Maintained high volume of unique visitors to Mortgage 101.com Internet portal

     -- High search engine placement, number 1 or 2 on Google, MSN and Yahoo for keyword search "mortgage" and several other mortgage related keywords

     Loans

     -- Second consecutive quarter over quarter revenue growth in Precision/LPX since fourth quarter 2003 acquisition of Ignition assets

     --   Added 3 new Precision MTS customers

     --   Expanded lioninc.com advertising space to broaden revenue base

     --   Addition of subprime loan search engine

     Capital Markets

     -- Approximately $18 billion in loan volume hedged through Pipeline Tools risk management technology

     Conference Call Details

     LION, Inc. will host a conference call to discuss its third quarter financial results at 4:30 p.m. ET today. Participants may join the conference call by dialing 866-770-7129 (for U.S. participants only) ten minutes prior to the start of the conference. International participants can dial in to the call at 617-213-8067. The conference passcode is 23442431. The call will also be broadcast over the Internet and can be accessed through the Company's web site at www.lioninc.com. A replay of the conference call will be available on the Company's web site following the conference call and by telephone through November 9, 2006 by dialing 888-286-8010 for U.S. participants and 617-801-6888 for International participants using passcode 12645169.

     About LION, Inc.

     LION, Inc. is a leading provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2.5 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools. LION's business to consumer Internet portal, Mortgage101.com, attracts over 1 million unique monthly visitors, delivering access to LION's extensive proprietary network of mortgage brokers, realtors and lenders. Through its subsidiary, Tuttle Risk Management Services LLC, LION provides hands-on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the state of Washington for the last 3 years. For more information about LION, please visit www.lioninc.com

     This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: interest rate changes; housing and consumer trends affecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of November 2, 2006, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, including (without limitation) under the captions, " Factors That May Affect Forward Looking Statements" and "Management's Discussion and Analysis," which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.


                            LION, Inc. and Subsidiary
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                   (In thousands, except net income per share)
                                   (Unaudited)

                               Three months ended  Nine months ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2006      2005      2006       2005
                               --------- --------- --------- ---------

Revenues                       $  3,327  $  4,020  $ 10,397   $12,060

Expenses
  Direct costs                    1,496     1,573     4,550     4,884
  Selling and marketing             547       617     1,673     1,870
  General and administrative        882       905     3,092     3,158
  Research and development          532       576     1,726     1,845
  Depreciation and
   amortization                     110       137       351       401
                               --------- --------- --------- ---------
                                  3,567     3,808    11,392    12,158
                               --------- --------- --------- ---------

       Operating income
        (loss)                     (240)      212      (995)      (98)

Other income (expense) - net         28         5        68        (6)
                               --------- --------- --------- ---------

       Net income (loss)
        before tax                 (212)      217      (927)     (104)

Income tax expense                   (3)       (4)       (9)      (11)
                               --------- --------- --------- ---------

       Net income (loss)       $   (215) $    213  $   (936)  $  (115)
                               ========= ========= ========= =========

Net income (loss) per common
 share,
  Basic and diluted            $   (.01) $    .01  $   (.02)  $     -
                               ========= ========= ========= =========


                            LION, Inc. and Subsidiary
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (In thousands)


                                     ASSETS
                                           September 30,
                                               2006       December 31,
                                            (Unaudited)       2005
                                          --------------- ------------

CURRENT ASSETS
  Cash and cash equivalents               $        3,118  $     3,371
  Short-term investments                             900          800
  Accounts receivable - net                        1,101        1,161
  Prepaid expenses and other                         646          598
                                          --------------- ------------

       Total current assets                        5,765        5,930

PROPERTY AND EQUIPMENT, net                          604          844

OTHER ASSETS
  Goodwill - net                                   2,590        2,590
  Other assets                                       374          325
                                          --------------- ------------

                                          $        9,333  $     9,689
                                          =============== ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                        $          352  $       212
  Accrued salaries and benefits                      747          709
  Accrued liabilities                                374          272
  Deferred revenue                                   830          649
                                          --------------- ------------

       Total current liabilities                   2,303        1,842

LONG-TERM OBLIGATIONS, less current
 maturities                                          982          972

STOCKHOLDERS' EQUITY                               6,048        6,875
                                          --------------- ------------

                                          $        9,333  $     9,689
                                          =============== ============


                            LION, Inc. and Subsidiary
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)
                                                   Nine months ended
                                                     September 30,
                                                 ---------------------
                                                    2006       2005
                                                 ---------- ----------

Net loss                                         $    (936) $    (115)
Non-cash items                                         453        562
Changes in working capital                             444         73
                                                 ---------- ----------
    Net cash (used in) provided by operating
     activities                                        (39)       520
                                                 ---------- ----------

    Net cash used in investing activities             (196)      (380)
                                                 ---------- ----------

Restricted cash for letter of credit                     -       (280)
Payments on long-term obligations                      (24)      (240)
Proceeds from issuance of common stock and
 exercise of stock options                               6        143
                                                 ---------- ----------
    Net cash used in financing activities              (18)      (377)
                                                 ---------- ----------

Net decrease in cash and cash equivalents             (253)      (237)
Cash and cash equivalents at beginning of period     3,371      4,518
                                                 ---------- ----------
Cash and cash equivalents at end of period       $   3,118  $   4,281
                                                 ========== ==========


     CONTACT: LION, Inc.
              Dave Stedman, President, 800-546-6463